UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 3, 2021 (the “Effective Date”), Roger A. Jeffs, Ph.D. was appointed by the Board of Directors (the “Board”) of Liquidia Corporation, a Delaware corporation (the “Company”), as the Company’s Chief Executive Officer, succeeding Damian deGoa, the Company’s former Chief Executive Officer. Dr. Jeffs will also continue to serve as a director on the Board. Mr. deGoa will remain a director on the Board and will provide transition support to the Company through January 31, 2022. A copy of the press release announcing Dr. Jeffs’ appointment and equity grants, and Mr. deGoa’s concurrent resignation as the Company’s Chief Executive Officer, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with Dr. Jeffs’ appointment, on the Effective Date, the Company, through Liquidia Technologies, Inc. a Delaware corporation and a wholly owned subsidiary of the Company (“Liquidia Technologies”), and Dr. Jeffs entered into an executive employment agreement (the “Jeffs Employment Agreement”) pursuant to which Dr. Jeffs is entitled to an annual base salary of $650,000 and is eligible to receive a discretionary annual cash bonus of up to 50% of his annualized base salary. Dr. Jeffs is also entitled to a quarterly bonus, beginning in 2023 through the end of the last calendar quarter in 2025, equal to the difference (only if positive) between the per share closing price of a share of common stock, $0.001 par value per share, of the Company (“Common Stock”) on the date which the Second Tranche Option (as defined below) is granted minus the per share closing price of Common Stock on the Effective Date multiplied by 931,745. Dr. Jeffs’ base salary may be increased from time to time by the Board and, notwithstanding anything to the contrary, may also be reduced if the Board determines such reduction is necessary and justified by the Company’s financial condition and implements an equal percentage reduction in the base salaries of all of the Company’s executive officers, provided that such reduction will not be greater than 10% of his base salary. In accordance with the employment practices in North Carolina, Dr. Jeffs is employed by the Company on an at-will basis, meaning that either the Company or Dr. Jeffs may terminate his employment at any time without giving advance notice.

On the Effective Date, pursuant to the Jeffs Employment Agreement, Dr. Jeffs was granted a nonstatutory stock option entitling the purchase up to 1,682,827 shares (the “Sign-On Option”) of Common Stock, with an exercise price per share equal to the closing price of a share of Common Stock on the date of grant. Subject to the terms and conditions of the Jeffs Employment Agreement, Dr. Jeffs is also entitled to a grant of a nonstatutory stock option to purchase up to 931,745 shares (the “Second Tranche Option” and together with the Sign-On Option, the “Options”) of Common Stock, with an exercise price per share equal to the closing price of share of Common Stock on the date of grant. The Options shall (i) be granted under and subject to the terms of the Company’s 2020 Long-Term Incentive Plan (the “Plan”) and a form of nonstatutory stock option grant agreement, and (ii) be subject to the following vesting schedule: 25% of the grant will become vested and exercisable on the first anniversary of the Effective Date, and the remaining portion of the grant will become vested and exercisable, as applicable, in equal monthly installments over the following thirty-six (36) months, subject to Dr. Jeffs’ continuous employment with the Company on each such vesting date. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Plan) then 100% of the unvested portion of the Options shall become vested and exercisable as of the closing date of such Change in Control, provided that Dr. Jeffs is actively employed with the Company on such date.

In the event Dr. Jeffs’ employment is terminated without “Cause” or Dr. Jeffs resigns from his employment for “Good Reason” (as such terms are defined in the Jeffs Employment Agreement), then he will be entitled to receive, subject to his compliance with certain obligations: (a) salary continuation for 24 months (the “Severance Period”); and (b) payment of that portion of the premiums required to continue his group healthcare coverage under the applicable provisions of the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) that exceeds the active employee rate, provided that he elects to continue and remains eligible for these benefits, until the earliest of (i) the close of the Severance Period, (ii) the expiration of his eligibility for the continuation coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment. In the event Dr. Jeffs’ employment is terminated for Cause or due to his death or “Disability” (as defined in the Jeffs Employment Agreement) or Dr. Jeffs resigns from his employment for any reason other than a resignation for Good Reason, he will not receive any severance compensation or benefits.

In the event Dr. Jeffs’ employment is terminated without Cause or he resigns for Good Reason within 12 months following the effective date of a Change in Control (as defined in the Jeffs Employment Agreement), then Dr. Jeffs will be eligible to receive, subject to his compliance with certain obligations, the same severance benefits on the same conditions as if he had been terminated without “Cause”; provided, however, that Dr. Jeffs shall receive an amount equal to the bonus (if any) that he would have earned pursuant to the Company’s Annual Cash Bonus Plan, as amended by the Company from time to time (the “Bonus Plan”) with respect to any full Performance Period (as defined in the Bonus Plan).

Dr. Jeffs, age 60, is currently the Co-Founder and Vice Chairman of Kriya Therapeutics, a gene therapy company, where he has served since October 2019. Dr. Jeffs was previously at United Therapeutics Corporation, a biotechnology company, where he worked for 18 years until 2016. Dr. Jeffs joined United Therapeutics Corporation during its inception phase in 1998 as Director of Research, Development, and Medical and served as its President and Chief Operating Officer from 2001 to 2014, and President and co-CEO from 2015-2016, and was a member of the board of directors from 2001 through 2016. While at United Therapeutics, Dr. Jeffs helped lead the initial public offering, oversaw the clinical development and regulatory approval of six products for rare diseases, and managed the commercial effort that led to a consistent >20% CAGR and $1.5 billion revenue run rate. United Therapeutics was consistently recognized as one of the fastest growing companies and best places to work during his tenure. Dr. Jeffs previously held positions at Amgen, Inc., a biopharmaceutical company, and Burroughs Wellcome Co., a pharmaceutical company, where he held roles in clinical development. Dr. Jeffs currently serves on the board of directors of Axsome Therapeutics, Inc. (Nasdaq: AXSM) and previously served, within the last five years, on the board of directors of Axovant Gene Therapies (Nasdaq: AXGT), Dova Pharmaceuticals, Sangamo Therapeutics (Nasdaq: SGMO) and United Therapeutics (Nasdaq: UTHR). Dr. Jeffs served as a director of RareGen, LLC, a current wholly owned subsidiary of the Company, from August 2018 until November 2020 and also serves as a director of other private companies. Dr. Jeffs holds an undergraduate degree in chemistry from Duke University and a Ph.D. in pharmacology from the University of North Carolina School of Medicine. Dr. Jeffs’ scientific background and extensive executive business experience provide him with the qualifications and skills to serve as the Company’s Chief Executive Officer and to continue to serve on the Board.

There are no family relationships between Dr. Jeffs and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Jeffs was not appointed as Chief Executive Officer pursuant to any arrangement or understanding between Dr. Jeffs and any other person.

The description of the terms of the Jeffs Employment Agreement is qualified in its entirety by the full text of the Jeffs Employment Agreement filed herewith as Exhibits 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
10.1	Executive Employment Agreement, dated as of January 3, 2022, by and between Liquidia Corporation and Roger A. Jeffs, Ph.D.
99.1	Press Release of Liquidia Corporation, dated January 3, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2022	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer